Exhibit 99.2

EMPLOYEE Q&A AND MERGER FACT SHEET

Who is Madison Bancorp, Inc.?

Madison Bancorp, Inc. is the parent company of Madison Square Federal Savings Bank. The bank was founded in 1870 and is currently headquartered in the Perry Hall area of Maryland.

Madison Bancorp is a well-capitalized institution with a conservative balance sheet and operating platform that is complementary to Codorus Valley Bancorp’s financial condition and operating profile, providing the basis for a smooth merger transition.

What is the size of this bank?

Madison has approximately $140 million in assets and $130 million in deposits.

How many financial services locations do they have?

Four. They are located in Harford and Baltimore Counties and northeast Baltimore City in Maryland. Their addresses are:

•	2209 Belair Road, Fallston, MD 21047
•	5415 Belair Road, Baltimore, MD 21206
•	9651 Belair Road, Baltimore, MD 21236
•	126 N. Main Street, Bel Air, MD 21014

Why are we making this acquisition?

In 2008, we opened our first offices in Maryland – in Bel Air and Hunt Valley. Those offices have been tremendously successful, as we have accumulated over $66 million in deposits and $321 million in loans in six short years. The acquisition of Madison will allow us to expand our physical presence, enhance our brand awareness, and welcome new clients in this highly-desirable market.

We are excited to bring to Madison Bancorp’s customers and markets our full spectrum of client-focused, high-quality loan, deposit, trust, investment management, and electronic banking products and services.

How does this acquisition align with Codorus Valley’s Mission/Vision/Values

Codorus Valley Bancorp’s mission focuses on achieving mutually sustainable financial success with our clients and partners, and in so doing, creating long-term shareholder value. This acquisition is in full alignment with our mission, as we will extend our broad array of client-focused financial products and services to Madison Bancorp’s current clients, and generate greater revenues with new customers and markets, allowing us to further leverage our existing cost base and create expanded profitability opportunities to enhance shareholders’ value.

What will the bank be called?

PeoplesBank. Once the acquisition process is complete, all of Madison’s facilities will be converted to the PeoplesBank brand.

How will this impact me?

There should be very little impact on you as a PeoplesBank employee. Obviously there will be plenty of work to do to integrate Madison’s operations into ours and your help might be needed throughout that process, but it should be business as usual here at PeoplesBank.

Deal Pricing and Economics

•	The total acquisition cost of $14.4 million or $22.90 cash for each share of Madison Bancorp common stock represents an approximate 6% premium over Madison Bancorp’s current fully diluted tangible book value of $21.65 per share, as of March 31, 2014.

•	Consideration of $13.9 million will be paid for the 608,116 common shares of Madison Bancorp stock issued and currently outstanding, and 41,270 stock options will be redeemed for approximately $499,000 in cash.

•	The acquisition cost reflects a recognition of the value of Madison’s well-capitalized and sound balance sheet (well-collateralized loans and government-backed investments funded by stable savings and time deposits), Madison’s customer base, and the opportunities Codorus Valley sees to leverage its existing products and services to generate greater revenues through an expanded product and service profile, and more efficient operation, to provide a meaningful return on this investment.

•	Beyond the initial merger-related costs, Codorus Valley expects to realize operational savings from elimination of duplicative corporate overhead expenses while maintaining Madison’s branch network and client sales and service personnel. Corporate overhead savings accreting to approximately $0.26 per fully diluted share are projected once the integration of the two entities is fully realized, which is expected to occur in the twelve months following the transaction date.

•	Additional growth and efficiencies are expected as PeoplesBank’s revenue generating activities and operating processes become more fully established with Madison’s branches and sales and service personnel.

•	The transaction will result in Codorus Valley incurring certain normal and customary acquisition and conversion costs of approximately $2.5 million. These costs will substantially neutralize the transaction’s overhead cost-savings accretion in the first year post merger.

•	Codorus Valley Bancorp will remain well-capitalized (as defined by applicable federal banking regulations) after the transaction despite the additional leverage and projected purchase accounting fair value adjustments that will occur at the date of acquisition.

	CVLY Actual 12/31/13	CVLY Actual 6/30/14	Combined Pro Forma 6/30/14	Regulatory Well-Capitalized

Tier I Leverage Capital Ratio	10.18%	10.04%	8.83%	5.00%
Tier I Risk-Based Capital Ratio	12.79%	12.90%	11.84%	6.00%
Total Risk-Based Capital Ratio	13.89%	14.02%	12.89%	10.00%

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Codorus Valley Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

Codorus Valley undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after July 22, 2014.

- End -